SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

Commission File Number 33-56140

Dow Hourly Employees’ Savings Plan
(exact name of registrant as specified in its charter)

2030 Dow Center
Midland, Michigan 48674
(989) 636-1000

(address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Participants’ Interests in the Dow Hourly Employees’ Savings Plan

(Title of each class of securities covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                       Rule 12g-4(a)(1)(i) [ ] Rule 12h-3(b)(1)(ii) [ ]
                       Rule 12g-4(a)(1)(ii)[ ] Rule 12h-3(b)(2)(i)  [ ]
                       Rule 12g-4(a)(2)(i) [ ] Rule 12h-3(b)(2)(ii) [ ]
                       Rule 12g-4(a)(2)(ii)[ ] Rule 12h-3(b)(3)     [ ]
                       Rule 12h-3(b)(1)(i) [X] Rule 15d-6           [X]

Approximate number of holders of record as of the certification or notice date:

None

Pursuant to the requirements of the Securities Exchange Act of 1934, the Dow Hourly Employees’ Savings Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 27, 2002

                                                  THE DOW CHEMICAL COMPANY
                                                  EMPLOYEES’ SAVINGS PLAN,
                                                  SUCCESSOR BY MERGER TO THE DOW
                                                  HOURLY EMPLOYEES’ SAVINGS PLAN

                                                  BY: /S/ FRANK H. BROD ________
                                                  NAME:   Frank H. Brod
                                                  TITLE:   Attorney-in-Fact